Exhibit 99.1

For Immediate Release

Bluerock Residential Growth REIT Announces Second Quarter 2019 Results

- Total Revenues Grew 16.6% to $52.4 Million -

- Increases Midpoint of Full Year 2019 CFFO Guidance -

New York, NY (August 6, 2019) – Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) (“the Company”), an owner of highly amenitized multi-family apartment communities, announced today its financial results for the quarter ended June 30, 2019.

Highlights

•	Total revenues grew 16.6% to $52.4 million for the quarter from $45.0 million in the prior year period.

•	Net loss attributable to common stockholders for the second quarter of 2019 was ($0.50) per share, as compared to net loss attributable to common stockholders of ($0.44) per share in the prior year period.

•	Property Net Operating Income (“NOI”) grew 22.9% to $27.6 million, from $22.5 million in the prior year period.

•	Same store revenue and NOI increased 5.3% and 9.0% respectively, as compared to the prior year period.

•	Core funds from operations attributable to common shares and units (“CFFO”) grew 12.4% to $6.7 million, from $5.9 million in the prior year period. CFFO per share is $0.22 for the quarter as compared to $0.19 in second quarter 2018.

•	Paid quarterly common stock dividend of $0.1625, a 74% payout on a CFFO basis.

•	Consolidated real estate investments, at cost, increased approximately $119.4 million to $1.9 billion, from year end.

•	Including activity completed subsequent to quarter end, invested approximately $108.0 million, comprising $106.1 million in four multifamily communities totaling 1,499 units with total purchase prices of $303.3 million, and $1.9 million to buy out minority ownership interests in two assets. The four new acquisitions are projected to yield a year one economic cap rate of 4.9%.

•	Completed the sale of four assets subsequent to quarter end, with an additional property expected to close in August, totaling approximately $274 million and an economic cap rate of 4.5%.

•	Completed 232 value-add unit upgrades during the quarter achieving a 23.8% ROI.

•	Repurchased 749,648 shares of stock during the second quarter at an average price of $11.13 per share, for a total cost of approximately $8.3 million.

•	Increased the midpoint of its full year 2019 CFFO guidance by narrowing it to a range of $0.81 to $0.84 per share from the prior range of $0.80 to $0.84 per share.

“We continued to produce strong operating results in the second quarter with property NOI up 23%, same store NOI that increased 9.0% and CFFO increasingly exceeding our dividend payment,” said Ramin Kamfar, Company Chairman and CEO. “Subsequent to quarter end, we executed an accretive portfolio sale and recycled the proceeds into attractive assets with a stronger long-term growth profile and immediate value-add renovation opportunity. We remain focused on ongoing operational improvements and creating value through our value-add unit upgrade programs. Furthermore, with access to accretive capital with our Series B redeemable preferred stock issuance, we continue to identify attractive investments to grow our portfolio of highly amenitized communities in targeted growth markets.”

Financial Results

Net loss attributable to common stockholders for the second quarter of 2019 was $11.0 million, compared to a net loss of $10.2 million in the prior year period. Net loss attributable to common stockholders included non-cash expenses of $15.9 million or $0.72 per share in the second quarter of 2019 compared to $14.4 million or $0.62 per share for the prior year period.

CFFO for the second quarter of 2019 was $6.7 million, or $0.22 per diluted share, compared to $5.9 million, or $0.19 per diluted share in the prior year period. CFFO was primarily driven by growth in property NOI of $5.1 million and interest income of $0.3 million arising from investment activity. This was primarily offset by a year-over-year rise in interest expense of $2.2 million and preferred stock dividends of $2.4 million.

Total Portfolio Performance

$ In thousands, except average rental rates	2Q19	2Q18	Variance		YTD19	YTD18	Variance
Total Revenues (1)	$52,437	$44,959	16.6%		$103,902	$86,828	19.7%
Property Operating Expenses	$18,868	$16,874	11.8%		$37,470	$32,533	15.2%
NOI	$27,596	$22,450	22.9%		$54,683	$43,465	25.8%
Operating Margin	59.4%	57.1%	230	bps	59.3%	57.2%	210	bps
Occupancy Percentage	93.8%	93.9%	(10	)bps	93.8%	93.7%	10	bps
Average Rental Rate	$1,312	$1,239	5.9%		$1,306	$1,233	5.9%

(1) Including interest income from related parties

For the second quarter of 2019, property revenues increased by 16.6% compared to the same prior year period primarily attributable to the increased size of the portfolio. Total portfolio NOI was $27.6 million, an increase of $5.1 million, or 22.9%, compared to the same period in the prior year.

Property NOI margins were 59.4% of revenue for the quarter, compared to 57.1% of revenue in the prior year quarter. Property operating expenses were up primarily due to the increased size of the portfolio.

Same Store Portfolio Performance

$ In thousands, except average rental rates	2Q19	2Q18	Variance		YTD19	YTD18	Variance
Revenues	$40,441	$38,414	5.3%		$78,023	$73,908	5.6%
Property Operating Expenses	$16,597	$16,535	0.4%		$32,059	$31,825	0.7%
NOI	$23,844	$21,879	9.0%		$45,964	$42,083	9.2%
Operating Margin	59.0%	57.0%	200	bps	58.9%	56.9%	200	bps
Occupancy Percentage	93.9%	93.8%	10	bps	94.0%	93.7%	30	bps
Average Rental Rate	$1,305	$1,237	5.5%		$1,296	$1,229	5.5%

The Company’s same store portfolio for the quarter ended June 30, 2019 included 29 properties. For the second quarter of 2019, same store NOI was $23.8 million, an increase of $2.0 million, or 9.0%, compared to the same period in the prior year. Same store property revenues increased by 5.3% compared to the same prior year period, primarily attributable to a 5.5% increase in average rental rates and average occupancy increasing 10 basis points to 93.9%. Same store expenses increased $0.06 million primarily due to increased real estate taxes due to higher valuations by municipalities.

Renovation Activity

The Company completed 232 value-add unit upgrades during the second quarter achieving a 23.8% ROI.

Since inception within the existing portfolio, the Company has completed 2,171 value-add unit upgrades at an average cost of $4,944 per unit and achieved an average monthly rental rate increase of $107 per unit, equating to a 26.1% ROI on all unit upgrades leased as of June 30, 2019. The Company has identified approximately 4,567 remaining units within the existing portfolio for value-add upgrades with similar projected economics to the completed renovations. The Company expects to complete between 900 and 1,200 unit renovations in 2019.

Portfolio Activity

During and subsequent to quarter end, the Company completed investments totaling $305.2 million. These investments include the following:

•	On June 25, 2019, invested approximately $1.9 million to increase our ownership stake to 100% in each of our Sorrel and Sovereign properties.

•	On June 27, 2019, acquired a 100% interest in a 200-unit apartment community located in Las Vegas, Nevada, known as Element. The total purchase price was approximately $41.8 million, funded in part by a $29.3 million mortgage loan secured by the Element property.

•	On June 27, 2019, acquired a 100% interest in a 334-unit apartment community located in Mount Juliet, Tennessee, known as Providence Trail. The total purchase price was approximately $68.5 million, funded in part by a $48.0 million mortgage loan secured by the Providence Trail property.

•	Subsequent to quarter end, on July 24, 2019, acquired a 100% interest in a 645-unit apartment community located in Scottsdale, Arizona, known as Denim. The total purchase price was approximately $141.3 million, funded in part by a $91.6 million mortgage loan secured by the Denim property.

•	Also subsequent to quarter end, on July 31, 2019, acquired a 100% interest in a 320-unit apartment community located in Las Vegas, Nevada, known as The Sanctuary. The total purchase price was approximately $51.8 million, funded in part by a $33.7 million mortgage loan secured by the Sanctuary property.

Subsequent to quarter end, the Company completed the following dispositions:

•	On July 15, 2019, closed on the portfolio sale of its investments in Sorrel, Sovereign, Preston View and Leigh House, for approximately $226.9 million. ARIUM Palms, the fifth property in the portfolio, is expected to close in August 2019 for approximately $46.8 million.

Balance Sheet

During the second quarter, the Company raised gross proceeds of approximately $51.1 million through the issuance of 51,137 shares of Series B preferred stock with associated warrants at $1,000 per unit.

As of June 30, 2019, the Company had $28.5 million of unrestricted cash on its balance sheet, approximately $29.9 million available among its revolving credit facilities, and $1.4 billion of debt outstanding.

Dividend Details

The Board of Directors authorized, and the Company declared, a quarterly dividend for the second quarter of 2019 equal to a quarterly rate of $0.1625 per share on its Class A common stock, payable to the stockholders of record as of June 25, 2019, which was paid in cash on July 5, 2019. A portion of each dividend may constitute a return of capital for tax purposes. There is no assurance that the Company will continue to declare dividends or at this rate.

The Board of Directors authorized, and the Company declared a quarterly cash dividend on its 8.250% Series A Cumulative Redeemable Preferred Stock for the second quarter of 2019, in the amount of $0.515625 per share. In addition, the Company declared a quarterly cash dividend on its 7.625% Series C Cumulative Redeemable Preferred Stock for the second quarter of 2019, in the amount of $0.4765625 per share. Further, the Company declared a quarterly cash dividend on its 7.125% Series D Cumulative Preferred Stock for the second quarter of 2019, in the amount of $0.4453125 per share. The dividends were payable to the stockholders of record on June 25, 2019, and were paid on July 5, 2019.

On July 12, 2019, the Board of Directors authorized, and the Company declared, a monthly dividend of $5.00 per share of Series B preferred stock, payable to the stockholders of record as of July 25, 2019, which was paid in cash on August 5, 2019, and as of August 23, 2019, and September 25, 2019, which will be paid in cash on September 5, 2019 and October 4, 2019, respectively.

2019 Guidance

Based on the Company’s current outlook and market conditions, the Company is increasing the midpoint of its 2019 CFFO guidance by narrowing it to a range of $0.81 to $0.84 per share from the prior range of $0.80 to $0.84 per share. For additional guidance details, please see page 31 of Company’s Second Quarter 2019 Earnings Supplement available under Investors on the Company’s website (www.bluerockresidential.com).

Conference Call

All interested parties can listen to the live conference call at 11:00 AM ET on Tuesday, August 6, 2019 by dialing +1 (866) 843-0890 within the U.S., or +1 (412) 317-6597, and requesting the "Bluerock Residential Conference."

For those who are not available to listen to the live call, the conference call will be available for replay on the Company’s website two hours after the call concludes, and will remain available until September 6, 2019 at http://services.choruscall.com/links/brg190806.html, as well as by dialing +1 (877) 344-7529 in the U.S., or +1 (412) 317-0088 internationally, and requesting conference number 10133456.

The full text of this Earnings Release and additional Supplemental Information is available in the Investors section on the Company’s website at http://www.bluerockresidential.com.

About Bluerock Residential Growth REIT, Inc.

Bluerock Residential Growth REIT, Inc. (NYSE American: BRG) is a real estate investment trust that focuses on developing and acquiring a diversified portfolio of institutional-quality highly amenitized live/work/play apartment communities in demographically attractive knowledge economy growth markets to appeal to the renter by choice. The Company’s objective is to generate value through off-market/relationship-based transactions and, at the asset level, through value add improvements to properties and operations. The Company is included in the Russell 2000 and Russell 3000 Indexes. BRG has elected to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

For more information, please visit the Company’s website at www.bluerockresidential.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. Investors should not place undue reliance upon forward-looking statements. For further discussion of the factors that could affect outcomes, please refer to the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on February 27, 2019, and subsequent filings by the Company with the SEC. We claim the safe harbor protection for forward looking statements contained in the Private Securities Litigation Reform Act of 1995.

Portfolio Summary

The following is a summary of our operating real estate and mezzanine/preferred investments as of June 30, 2019:

Consolidated Operating Properties	Location	Number of Units	Year Built/ Renovated (1)	Ownership Interest	Average Rent (2)		% Occupied (3)
ARIUM at Palmer Ranch	Sarasota, FL	320	2016	100%	$1,319		96%
ARIUM Glenridge	Atlanta, GA	480	1990	90%	1,241		94%
ARIUM Grandewood	Orlando, FL	306	2005	100%	1,416		94%
ARIUM Gulfshore	Naples, FL	368	2016	100%	1,324		90%
ARIUM Hunter’s Creek	Orlando, FL	532	1999	100%	1,409		97%
ARIUM Metrowest	Orlando, FL	510	2001	100%	1,392		94%
ARIUM Palms	Orlando, FL	252	2008	100%	1,359		97%
ARIUM Pine Lakes	Port St. Lucie, FL	320	2003	100%	1,307		92%
ARIUM Westside	Atlanta, GA	336	2008	90%	1,530		87%
Ashford Belmar	Lakewood, CO	512	1988/1993	85%	1,627		92%
Ashton Reserve	Charlotte, NC	473	2015	100%	1,121		96%
Citrus Tower	Orlando, FL	336	2006	97%	1,330		92%
Element	Las Vegas, NV	200	1995	100%	1,233		94%
Enders Place at Baldwin Park	Orlando, FL	220	2003	92%	1,768		98%
James on South First	Austin, TX	250	2016	90%	1,277		98%
Marquis at Crown Ridge	San Antonio, TX	352	2009	90%	1,026		92%
Marquis at Stone Oak	San Antonio, TX	335	2007	90%	1,460		95%
Marquis at The Cascades	Tyler, TX	582	2009	90%	1,219		91%
Marquis at TPC	San Antonio, TX	139	2008	90%	1,499		96%
Outlook at Greystone	Birmingham, AL	300	2007	100%	991		95%
Park & Kingston	Charlotte, NC	168	2015	100%	1,304		96%
Plantation Park	Lake Jackson, TX	238	2016	80%	1,400		89%
Preston View	Morrisville, NC	382	2000	100%	1,124		96%
Providence Trail	Mount Juliet, TN	334	2007	100%	1,219		94%
Roswell City Walk	Roswell, GA	320	2015	98%	1,542		96%
Sands Parc	Daytona Beach, FL	264	2017	100%	1,370		96%
Sorrel	Frisco, TX	352	2015	100%	1,196		90%
Sovereign	Fort Worth, TX	322	2015	100%	1,391		92%
The Brodie	Austin, TX	324	2001	93%	1,277		98%
The Links at Plum Creek	Castle Rock, CO	264	2000	88%	1,433		93%
The Mills	Greenville, SC	304	2013	100%	1,048		94%
The Preserve at Henderson Beach	Destin, FL	340	2009	100%	1,440		97%
Veranda at Centerfield	Houston, TX	400	1999	93%	945		94%
Villages at Cypress Creek	Houston, TX	384	2001	80%	1,137		93%
Wesley Village	Charlotte, NC	301	2010	100%	1,378		94%
Consolidated Operating Properties Subtotal/Average		11,820			$1,312		94%

Mezzanine/Preferred Investments	Location	Actual/ Planned Number of Units			Pro Forma Average Rent
Alexan CityCentre	Houston, TX	340			$1,747	(2)
Alexan Southside Place	Houston, TX	270			1,660	(2)
Arlo	Charlotte, NC	286			1,507
Cade Boca Raton	Boca Raton, FL	90			2,549
Domain at The One Forty	Garland, TX	299			1,469
Flagler Village	Fort Lauderdale, FL	385			2,352
Helios	Atlanta, GA	282			1,458	(2)
Leigh House	Raleigh, NC	245			1,291	(2)
North Creek Apartments	Leander, TX	259			1,358
Novel Perimeter	Atlanta, GA	320			1,749
Riverside Apartments	Austin, TX	222			1,408
The Park at Chapel Hill	Chapel Hill, SC	*			*
Vickers Historic Roswell	Roswell, GA	79			3,176
Wayforth at Concord	Concord, NC	150			1,707
Whetstone Apartments	Durham, NC	204			1,294	(2)
Mezzanine and Preferred Investments Subtotal/Average		3,431			$1,682

Portfolio Properties Total/Average		15,251			$1,398

(1) Represents date of last significant renovation or year built if there were no renovations.

(2) Represents the average effective monthly rent per occupied unit for the three months ended June 30, 2019.

(3) Percent occupied is calculated as (i) the number of units occupied as of June 30, 2019, divided by (ii) total number of units, expressed as a percentage.

* The development is in the planning phase, project specifications are in process.

Consolidated Statement of Operations

For the Three and Six Months Ended June 30, 2019 and 2018

(Unaudited and dollars in thousands except for share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Revenues
Rental and other property revenues	$46,464	$39,324	$92,153	$75,998
Interest income from related parties	5,973	5,635	11,749	10,830
Total revenues	52,437	44,959	103,902	86,828
Expenses
Property operating	18,868	16,874	37,470	32,533
Property management fees	1,235	1,074	2,451	2,067
General and administrative	5,046	4,528	10,674	9,197
Acquisition and pursuit costs	70	28	128	71
Weather-related losses, net	291	—	291	168
Depreciation and amortization	16,226	14,819	33,454	30,460
Total expenses	41,736	37,323	84,468	74,496
Operating income	10,701	7,636	19,434	12,332
Other income (expense)
Preferred returns on unconsolidated real estate joint ventures	2,492	2,626	4,781	5,088
Gain on sale of non-depreciable real estate investments	—	—	679	—
Loss on extinguishment of debt and debt modification costs	—	(653)	—	(653)
Interest expense, net	(15,125)	(13,041)	(31,191)	(23,158)
Total other expense	(12,633)	(11,068)	(25,731)	(18,723)
Net loss	(1,932)	(3,432)	(6,297)	(6,391)
Preferred stock dividends	(11,019)	(8,643)	(21,403)	(16,890)
Preferred stock accretion	(2,316)	(1,400)	(4,203)	(2,510)
Net loss attributable to noncontrolling interests
Operating Partnership units	(3,887)	(3,010)	(7,938)	(5,685)
Partially owned properties	(390)	(253)	(882)	(468)
Net loss attributable to noncontrolling interests	(4,277)	(3,263)	(8,820)	(6,153)
Net loss attributable to common stockholders	$(10,990)	$(10,212)	$(23,083)	$(19,638)

Net loss per common share - Basic	$(0.50)	$(0.44)	$(1.03)	$(0.83)

Net loss per common share – Diluted	$(0.50)	$(0.44)	$(1.03)	$(0.83)

Weighted average basic common shares outstanding	22,430,619	23,800,770	22,775,203	23,971,129
Weighted average diluted common shares outstanding	22,430,619	23,800,770	22,775,203	23,971,129

Consolidated Balance Sheets

Second Quarter 2019

(Unaudited and dollars in thousands except for share and per share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Net Real Estate Investments
Land	$191,192	$200,385
Buildings and improvements	1,480,761	1,546,244
Furniture, fixtures and equipment	54,148	55,050
Construction in progress	155	989
Total Gross Real Estate Investments	1,726,256	1,802,668
Accumulated depreciation	(117,115)	(108,911)
Total Net Operating Real Estate Investments	1,609,141	1,693,757
Operating real estate held for sale, net	172,555	—
Total Net Real Estate Investments	1,781,696	1,693,757
Cash and cash equivalents	28,534	24,775
Restricted cash	26,615	27,469
Notes and accrued interest receivable from related parties	175,768	164,084
Due from affiliates	3,542	2,854
Accounts receivable, prepaids and other assets	16,582	14,395
Preferred equity investments and investments in unconsolidated real estate joint ventures	100,704	89,033
In-place lease intangible assets, net	1,786	1,768
Non-real estate assets associated with operating real estate held for sale	481	—
Total Assets	$2,135,708	$2,018,135

LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
Mortgages payable	$1,142,635	$1,206,136
Mortgages payable associated with operating real estate held for sale	137,394	—
Revolving credit facilities	101,300	82,209
Accounts payable	949	1,486
Other accrued liabilities	27,446	31,690
Due to affiliates	773	726
Distributions payable	12,527	12,073
Liabilities associated with operating real estate held for sale	3,024	—
Total Liabilities	1,426,048	1,334,320
8.250% Series A Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 10,875,000 shares authorized; 5,721,460 shares issued and outstanding as of June 30, 2019 and December 31, 2018	139,912	139,545
6.000% Series B Redeemable Preferred Stock, liquidation preference $1,000 per share, 1,225,000 shares authorized; 399,502 and 306,009 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	357,346	272,842
7.625% Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,323,750 shares issued and outstanding as of June 30, 2019 and December 31, 2018	56,626	56,485
Equity
Stockholders’ Equity
Preferred stock, $0.01 par value, 229,900,000 shares authorized; no shares issued and outstanding	—	—
7.125% Series D Cumulative Preferred Stock, liquidation preference $25.00 per share, 4,000,000 shares authorized; 2,850,602 shares issued and outstanding as of June 30, 2019 and December 31, 2018	68,705	68,705
Common stock - Class A, $0.01 par value, 747,509,582 shares authorized; 22,294,327 and 23,322,211 shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	223	233
Common stock - Class C, $0.01 par value, 76,603 shares authorized; 76,603 shares issued and outstanding as of June 30, 2019 and December 31, 2018	1	1
Additional paid-in-capital	295,444	307,938
Distributions in excess of cumulative earnings	(248,988)	(218,531)
Total Stockholders’ Equity	115,385	158,346
Noncontrolling Interests
Operating Partnership units	15,405	27,613
Partially owned properties	24,986	28,984
Total Noncontrolling Interests	40,391	56,597
Total Equity	155,776	214,943
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$2,135,708	$2,018,135

Non-GAAP Financial Measures

The foregoing supplemental financial data includes certain non-GAAP financial measures that we believe are helpful in understanding our business and performance, as further described below. Our definition and calculation of these non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable.

Funds from Operations and Core Funds from Operations Attributable to Common Shares and Units

We believe that funds from operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and core funds from operations (“CFFO) are important non-GAAP supplemental measures of operating performance for a REIT.

FFO attributable to common shares and units is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We consider FFO to be an appropriate supplemental measure of our operating performance as it is based on a net income analysis of property portfolio performance that excludes non-cash items such as depreciation. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT, using historical accounting for depreciation, could be less informative. We define FFO, consistent with the NAREIT definition, as net income, computed in accordance with GAAP, excluding gains or losses on sales of depreciable real estate property, plus depreciation and amortization of real estate assets, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis.

CFFO makes certain adjustments to FFO, removing the effect of items that do not reflect ongoing property operations such as acquisition expenses, non-cash interest, unrealized gains or losses on derivatives, losses on extinguishment of debt and debt modification costs (includes prepayment penalties incurred and the write-off of unamortized deferred financing costs and fair market value adjustments of assumed debt), one-time weather-related costs, gains or losses on sales of non-depreciable real estate property, shareholder activism, stock compensation expense and preferred stock accretion. We believe that CFFO is helpful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our core recurring property operations. As a result, we believe that CFFO can help facilitate comparisons of operating performance between periods and provides a more meaningful predictor of future earnings potential.

Our calculation of CFFO differs from the methodology used for calculating CFFO by certain other REITs and, accordingly, our CFFO may not be comparable to CFFO reported by other REITs. Our management utilizes FFO and CFFO as measures of our operating performance after adjustment for certain non-cash items, such as depreciation and amortization expenses, and acquisition and pursuit costs that are required by GAAP to be expensed but may not necessarily be indicative of current operating performance and that may not accurately compare our operating performance between periods. Furthermore, although FFO and CFFO and other supplemental performance measures are defined in various ways throughout the REIT industry, we also believe that FFO and CFFO may provide us and our stockholders with an additional useful measure to compare our financial performance to certain other REITs.

Neither FFO nor CFFO is equivalent to net income, including net income attributable to common stockholders, or cash generated from operating activities determined in accordance with GAAP. Furthermore, FFO and CFFO do not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments or uncertainties. Neither FFO nor CFFO should be considered as an alternative to net income, including net income attributable to common stockholders, as an indicator of our operating performance or as an alternative to cash flow from operating activities as a measure of our liquidity.

We have acquired four operating properties and four properties held through preferred equity or mezzanine loan investments subsequent to June 30, 2018. Therefore, the results presented in the table below are not directly comparable and should not be considered an indication of our future operating performance.

The table below reconciles our calculations of FFO and CFFO to net loss, the most directly comparable GAAP financial measure, for the three and six months ended June 30, 2019 and 2018 (in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss attributable to common shares	$(10,990)	$(10,212)	$(23,083)	$(19,638)
Add back: Net loss attributable to Operating Partnership units	(3,887)	(3,010)	(7,938)	(5,685)
Net loss attributable to common shares and units	(14,877)	(13,222)	(31,021)	(25,323)
Common stockholders and Operating Partnership units pro-rata share of:
Real estate depreciation and amortization (1)	15,290	13,990	31,432	28,821
FFO Attributable to Common Shares and Units	413	768	411	3,498
Common stockholders and Operating Partnership units pro-rata share of:
Acquisition and pursuit costs	70	28	128	71
Non-cash interest expense	786	1,602	1,561	2,062
Unrealized loss on derivatives	652	—	2,287	—
Loss on extinguishment of debt and debt modification costs	—	653	—	653
Weather-related losses, net	249	—	249	165
Non-real estate depreciation and amortization	84	75	170	139
Gain on sale of non-depreciable real estate investments	—	—	(679)	—
Shareholder activism	55	—	393	—
Non-cash preferred returns on unconsolidated real estate joint ventures	(386)	(233)	(598)	(464)
Non-cash equity compensation	2,427	1,638	4,819	3,418
Preferred stock accretion	2,316	1,400	4,203	2,510
CFFO Attributable to Common Shares and Units	$6,666	$5,931	$12,944	$12,052

Per Share and Unit Information:
FFO Attributable to Common Shares and Units - diluted	$0.01	$0.02	$0.01	$0.11
CFFO Attributable to Common Shares and Units - diluted	$0.22	$0.19	$0.42	$0.39

Weighted average common shares and units outstanding - diluted	30,550,863	30,814,839	30,704,271	30,873,023

(1)    The real estate depreciation and amortization amount includes our share of consolidated real estate-related depreciation and amortization of intangibles, less amounts attributable to noncontrolling interests – partially owned properties, and our similar estimated share of unconsolidated depreciation and amortization, which is included in earnings of our unconsolidated real estate joint venture investments.

Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate ("EBITDAre")

NAREIT defines earnings before interest, taxes, depreciation and amortization for real estate ("EBITDAre") (September 2017 White Paper) as net income, computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, and further adjusted for gains and losses from sales of depreciated operating properties, and impairment write-downs of depreciated operating properties.

We consider EBITDAre to be an appropriate supplemental measure of our performance because it eliminates depreciation, income taxes, interest and non-recurring items, which permits investors to view income from operations unobscured by non-cash items such as depreciation, amortization, the cost of debt or non-recurring items.

Adjusted EBITDAre represents EBITDAre further adjusted for non-comparable items and it is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as income tax payments, debt service requirements, capital expenditures and other fixed charges.

EBITDAre and Adjusted EBITDAre are not recognized measurements under GAAP. Because not all companies use identical calculations, our presentation of EBITDAre and Adjusted EBITDAre may not be comparable to similarly titled measures of other companies.

Below is a reconciliation of net loss attributable to common stockholders to EBITDAre (unaudited and dollars in thousands).

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(10,990)	$(10,212)	$(23,083)	$(19,638)
Net loss income attributable to noncontrolling interests	(4,277)	(3,263)	(8,820)	(6,153)
Preferred stock dividends	11,019	8,643	21,403	16,890
Preferred stock accretion	2,316	1,400	4,203	2,510
Interest expense, net	15,125	13,041	31,191	23,158
Depreciation and amortization	16,142	14,744	33,284	30,321
Loss on extinguishment of debt and debt modification costs	-	653	-	653
EBITDAre	$29,335	$25,006	$58,178	$47,741
Acquisition and pursuit costs	70	28	128	71
Non-real estate depreciation and amortization	84	75	170	139
Weather-related losses, net	291	-	291	168
Gain on sale of non-depreciable real estate investments	-	-	(679)	-
Shareholder activism	55	-	393	-
Non-cash equity compensation	2,427	1,638	4,819	3,418
Non-cash preferred returns on unconsolidated real estate joint ventures	(386)	(233)	(598)	(464)
Adjusted EBITDAre	$31,876	$26,514	$62,702	$51,073

Same Store Properties

Same store properties are conventional multifamily residential apartments which were owned and operational for the entire periods presented, including each comparative period.

Property Net Operating Income ("Property NOI")

We believe that net operating income, or NOI, is a useful measure of our operating performance. We define NOI as total rental and other property revenues less total property operating expenses, excluding depreciation and amortization and interest. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis; NOI measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses. However, NOI should only be used as a supplemental measure of our financial performance.

The following table reflects net loss attributable to common stockholders together with a reconciliation to NOI and to same store and non-same store contributions to consolidated NOI, as computed in accordance with GAAP for the periods presented (unaudited and amounts in thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Net loss attributable to common shares	$(10,990)	$(10,212)	$(23,083)	$(19,638)
Add back: Net loss attributable to Operating Partnership units	(3,887)	(3,010)	(7,938)	(5,685)
Net loss attributable to common shares and units	(14,877)	(13,222)	(31,021)	(25,323)
Add common stockholders and Operating Partnership units pro-rata share of:
Depreciation and amortization	15,290	13,990	31,432	28,821
Non-real estate depreciation and amortization	84	75	170	139
Non-cash interest expense	786	1,602	1,561	2,062
Unrealized loss on derivatives	652	—	2,287	—
Loss on extinguishment of debt and debt modification costs	—	653	—	653
Property management fees	1,170	1,017	2,318	1,956
Acquisition and pursuit costs	70	28	128	71
Corporate operating expenses	4,975	4,528	10,529	9,197
Weather-related losses, net	249	—	249	165
Preferred dividends	11,019	8,643	21,403	16,890
Preferred stock accretion	2,316	1,400	4,203	2,510
Less common stockholders and Operating Partnership units pro-rata share of:
Preferred returns on unconsolidated real estate joint ventures	2,492	2,626	4,781	5,088
Interest income from related parties	5,973	5,635	11,749	10,830
Gain on sale of non-depreciable real estate investments	—	—	679	—
Pro-rata share of properties’ income	13,269	10,453	26,050	21,223
Add:
Noncontrolling interest pro-rata share of partially owned property income	690	542	1,418	1,152
Total property income	13,959	10,995	27,468	22,375
Add:
Interest expense	13,637	11,455	27,215	21,090
Net operating income	27,596	22,450	54,683	43,465
Less:
Non-same store net operating income	3,752	571	8,719	1,382
Same store net operating income (1)	$23,844	$21,879	$45,964	$42,083

(1) Same store portfolio for the three months ended June 30, 2019 consists of 29 properties, which represent 9,872 units. Same store portfolio for the six months ended June 30, 2019 consists of 28 properties, which represent 9,608 units.

Contact

Investors:

(888) 558.1031

investor.relations@bluerockre.com

Media:

Josh Hoffman

(208) 475.2380

jhoffman@bluerockre.com

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